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                                                                    Exhibit 10.2

                              Bell, Boyd & Lloyd
                          THREE FIRST NATIONAL PLAZA
                      70 WEST MADISON STREET, SUITE 3300
                         CHICAGO, ILLINOIS 60602-4207
                                 312 372-1121
                               FAX 312 372-2098



                                 June 19, 1997



CFS Investment Trust
1111 East Warrenville Road
Naperville, Illinois 60563-1497

Ladies and Gentlemen:

     We have acted as counsel for CFS Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of Class I shares of beneficial interest (the "Shares") of each series of the Trust designated Calamos Convertible Fund, Calamos Growth and Income Fund, Calamos Strategic Income Fund, Calamos Growth Fund and Calamos Global Growth and Income Fund (the "Funds") in registration statement no. 33-19228 on form N-1A (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

     We assume that, upon sale of the Shares, the Trust will receive the authorized consideration therefor, and that such consideration will in each case at least equal the net asset value of the Shares.

     Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares of any Fund after the post-effective amendment has been declared effective and in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the statement of additional information of the Trust relating to the Fund included as Part B of the Registration Statement under the caption "Declaration of Trust").
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CFS Investment Trust
June 19, 1997
Page two



     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                       Very truly yours,